Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-55078, 333-157884 and 333-158081) and Form S-8 (Nos. 033-84510, 333-14155, 333-27201, 333-27203, 333-27205, 333-60333, 333-123829 and 333-150399) of Colonial Properties Trust and subsidiaries (the “Company”) of our report dated February 29, 2008, except for the effects of the changes in items reflected in discontinued operations discussed in Note 1, as to which the date is February 26, 2010 relating to consolidated financial statements of OZ/CLP Retail LLC and Subsidiaries, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
February 26, 2010